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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Papa John's International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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P.O. Box 99900
Louisville, Kentucky 40269-0900

        April 8, 2002

Dear Stockholder:

        On behalf of the entire Papa John's team, I invite you to join us for the Company's upcoming Annual Meeting of Stockholders. The meeting will begin at 11:00 a.m. on Thursday, May 16, 2002, at the Company's corporate offices located at 2002 Papa John's Boulevard, Louisville, Kentucky.

        Following the formal items of business to be brought before the meeting, we will discuss our 2001 results and answer your questions. After the meeting, we hope you will join us for a slice of Papa John's pizza!

        Thank you for your continued support of Papa John's. We look forward to seeing you on May 16.

Sincerely,
/s/ JOHN H. SCHNATTER JOHN H. SCHNATTER Founder, Chairman of the Board, Chief Executive Officer and President

PAPA JOHN'S INTERNATIONAL, INC.
P.O. Box 99900
Louisville, Kentucky 40269-0900

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 16, 2002

To the Stockholders:

        The Annual Meeting of Stockholders of Papa John's International, Inc. (the "Company") will be held at the Company's corporate offices located at 2002 Papa John's Boulevard, Louisville, Kentucky on Thursday, May 16, 2002, at 11:00 a.m. (E.D.T.), for the following purposes:

  (1)
  To elect three directors to serve until the annual meeting of stockholders in 2005;

  (2)
  To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 29, 2002; and

  (3)
  To transact such other business as may properly come before the meeting or any adjournment thereof.

        A Proxy Statement describing matters to be considered at the Annual Meeting is attached to this Notice. Only stockholders of record at the close of business on March 22, 2002, are entitled to receive notice of and to vote at the meeting.

By Order of the Board of Directors
/s/ CHARLES W. SCHNATTER CHARLES W. SCHNATTER Senior Vice President, Chief Development Officer and Secretary
Louisville, Kentucky April 8, 2002

IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. IN THE EVENT YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

PAPA JOHN'S INTERNATIONAL, INC.
P.O. Box 99900
Louisville, Kentucky 40269-0900

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 16, 2002

GENERAL INFORMATION

        This Proxy Statement and accompanying proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Papa John's International, Inc., a Delaware corporation (the "Company"), to be voted at the Company's Annual Meeting of Stockholders (the "Annual Meeting") and any adjournments thereof. The Annual Meeting will be held at the Company's corporate offices located at 2002 Papa John's Boulevard, Louisville, Kentucky on Thursday, May 16, 2002, at 11:00 a.m. (E.D.T.) for the purposes set forth in this Proxy Statement and the accompanying Notice of Annual Meeting. This Proxy Statement and accompanying proxy card are first being mailed to stockholders on or about April 8, 2002.

        A stockholder signing and returning a proxy has the power to revoke it at any time before the shares subject to it are voted by (i) notifying the Secretary of the Company in writing of such revocation, (ii) filing a duly executed proxy bearing a later date or (iii) attending the Annual Meeting and voting in person. If a proxy is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the proxy will be voted FOR the nominees for director named in the Proxy Statement and FOR the ratification of Ernst & Young LLP as the Company's independent auditors for the 2002 fiscal year and in the discretion of proxy holders on such other business as may properly come before the Annual Meeting.

        The original solicitation of proxies by mail may be supplemented by telephone and other means of communication and through personal solicitation by officers, directors and other employees of the Company, at no compensation. Georgeson Shareholder Communications, Inc. has been retained to distribute proxy materials and to provide proxy solicitation services for a fee of approximately $5,250, plus reasonable out-of-pocket expenses. Proxy materials will also be distributed through brokers, custodians and other like parties to the beneficial owners of the Company's common stock, par value $.01 per share (the "Common Stock"), and the Company will reimburse such parties for their reasonable out-of-pocket and clerical expenses incurred in connection therewith.

RECORD DATE AND VOTING SECURITIES

        The Board has fixed the record date for the Annual Meeting as the close of business on March 22, 2002 (the "Record Date"), and all holders of record of Common Stock on the Record Date are entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder, for any purpose reasonably related to the Annual Meeting, for a period of ten days prior to the Annual Meeting at the Company's principal executive offices at 2002 Papa John's Boulevard, Louisville, Kentucky. At the Record Date, there were 20,931,406 shares of Common Stock outstanding. For each share of Common Stock held on the Record Date, a stockholder is entitled to one vote on each matter to be considered at the Annual Meeting. A majority of the outstanding shares present in person or by proxy is required to constitute a quorum to transact business at the meeting.

        Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting, who also will determine whether a quorum exists. Abstentions or "withheld" votes will be treated as present and entitled to vote for purposes of determining a quorum, but as unvoted for purposes of determining the approval of matters submitted to the stockholders. Since Delaware law treats only those shares voted "for" a matter as affirmative votes, abstentions or withheld votes will have the same effect as negative votes or votes "against" a particular matter. If a broker indicates that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to that matter.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL HOLDERS

        The following table sets forth certain information as of March 15, 2002 (except as noted otherwise), with respect to the beneficial ownership of Common Stock by (i) each director or nominee for director of the Company, (ii) each of the executive officers named in the Summary Compensation Table in this Proxy Statement, (iii) all directors and executive officers as a group and (iv) each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock.

Directors and Executive Officers	Number of Shares(1)		Percent of Class(2)
John H. Schnatter P.O. Box 99900 Louisville, Kentucky 40269	6,061,897	(3)	28.6%
Robert J. Wadell	109,000	(4)	*
Charles W. Schnatter	300,792	(5)	1.4%
Mary Ann Palmer	60,500	(6)	*
Julie Larner	43,796	(7)	*
Owsley Brown Frazier	2,000		*
O. Wayne Gaunce	34,350	(8)	*
Jack A. Laughery	25,800	(9)	*
Wade S. Oney	687,150	(10)	3.2%
Michael W. Pierce	62,372	(11)	*
Richard F. Sherman	68,450	(12)	*
All directors and executive officers as a group (17 persons, including those named above)	7,821,650	(13)	34.4%
Other 5% Beneficial Owners	Number of Shares(1)		Percent of Class(2)
FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	3,122,100	(14)	13.8%

*
Represents less than one percent of class.

(1)
Based upon information furnished to the Company by the named persons and information contained in filings with the Securities and Exchange Commission ("SEC"). Under SEC rules, a person is deemed to own beneficially shares over which the person has or shares voting or investment power or which the person has the right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the n amed persons have sole voting and investment power with respect to shares shown as owned by them.

(2)
Based on 20,900,240 shares outstanding as of March 15, 2002, except as noted otherwise. Shares of Common Stock subject to currently exercisable options are deemed outstanding for purposes of computing the percentage of class for the person or group holding such options but are not deemed outstanding for purposes of computing the percentage of class for any other person or group.

(3)
Includes 287,778 shares subject to options exercisable within 60 days, 786,690 shares held in two GRATs, and 975,210 shares held in a family limited partnership. Mr. Schnatter holds sole voting and investment power for all such shares.

(4)
Represents shares subject to options exercisable within 60 days.

(5)
Includes 157,002 shares subject to options exercisable within 60 days.

(6)
Represents shares subject to options exercisable within 60 days.

(7)
Includes 43,346 shares subject to options exercisable within 60 days.

(8)
Includes 22,500 shares subject to options exercisable within 60 days and 9,000 shares held in a trust of which Mr. Gaunce is co-trustee with shared voting and investment power.

(9)
Represents 24,000 shares subject to options exercisable within 60 days and 1,800 shares held by Mr. Laughery's spouse, as to which shares Mr. Laughery disclaims beneficial ownership.

(10)
Includes 665,804 shares subject to options exercisable within 60 days.

(11)
Includes 23,000 shares subject to options exercisable within 60 days, 9,000 shares held by a partnership in which Mr. Pierce has a 50% interest, as to which Mr. Pierce shares voting and investment power, and 114 shares held by Mr. Pierce's spouse, as to which shares Mr. Pierce disclaims beneficial ownership.

(12)
Includes 68,250 shares subject to options exercisable within 60 days.

(13)
Includes 1,812,929 shares subject to options exercisable within 60 days held by all directors and executive officers.

(14)
As disclosed in a Schedule 13G filed with the SEC. Reflects beneficial ownership (based on sole or shared voting or dispositive power) of the reporting entity and its affiliates reported as of December 31, 2001. Percentage of class is shown as disclosed in the filing.

1. ELECTION OF DIRECTORS

        The Company's Certificate of Incorporation provides for a classified board of directors, with three classes of directors each nearly as equal in number as possible. Each class serves for a three-year term and one class is elected each year. The Board of Directors is authorized to fix the number of directors within the range of three to fifteen members, and, effective at the 2002 Annual Meeting, the Board size has been set at eight members. John H. Schnatter, Owsley Brown Frazier and Wade S. Oney are the members of the class to be elected at the 2002 Annual Meeting and have been nominated to serve as directors for a three-year term expiring at the annual meeting to be held in 2005. The remaining five directors will continue to serve in accordance with their previous elections. Mr. Frazier was appointed by the Board as a director in July 2001 for a term to expire at the 2002 Annual Meeting.

        It is intended that shares represented by proxies received in response to this Proxy Statement will be voted for the nominees listed below, unless otherwise directed by a stockholder in his or her proxy. Although it is not anticipated that any of the nominees will decline or be unable to serve, if that should occur the proxy holders may, in their discretion, vote for a substitute nominee or nominees. Directors are elected by a plurality of the votes cast.

        Set forth below is information concerning the nominees for election and each director whose term will continue after the 2002 Annual Meeting.

Name	Age	Position or Office	Director Since
NOMINEES FOR ELECTION TO THE BOARD For a Three-Year Term Expiring in 2005
John H. Schnatter	40	Founder, Chairman of the Board, Chief Executive Officer and President	1990
Owsley Brown Frazier	66	Director	2001
Wade S. Oney	40	Director	1999
DIRECTORS CONTINUING IN OFFICE Term Expiring in 2003
O. Wayne Gaunce	69	Director	1993
Jack A. Laughery	67	Director	1993
Michael W. Pierce	50	Director	1993
Term Expiring in 2004
Charles W. Schnatter	39	Senior Vice President, Chief Development Officer, Secretary and Director	1993
Richard F. Sherman	58	Director	1993

        John H. Schnatter. John Schnatter created the Papa John's concept and founded the Company in 1985. He has served as Chairman of the Board and Chief Executive Officer since 1990 and, from 1985 to 1990, served as President, a position to which he was reappointed in January 2001. He has been a Papa John's franchisee since 1986.

        Owsley Brown Frazier.    Mr. Frazier retired in 2000 as Vice Chairman of Brown-Forman Corporation, a diversified producer of high-quality consumer products, including wine and spirits and consumer durables. He continues to serve as a director of Brown-Forman and a subsidiary, Lenox, Inc. Mr. Frazier is owner and chairman of Bittners, LLC, an interior and commercial design firm. He is actively involved in numerous business, civic, charitable and educational organizations.

        Wade S. Oney.    Wade Oney served as Chief Operating Officer of the Company from 1995 until 2000; he continues to serve as an employee of the Company working on special projects. From 1992 to 1995, Mr. Oney served as the Company's Regional Vice President of Southeast Operations. From 1989 to 1992, Mr. Oney held various positions with Domino's Pizza, Inc. Mr. Oney has been a franchisee of the Company since 1993.

        O. Wayne Gaunce.    Since 1988, Mr. Gaunce has been the principal of Gaunce Management, Inc., which oversees the operation of franchised restaurants, including Papa John's, Long John Silver's and Jerry's restaurants. For more than the past five years, Mr. Gaunce has also developed and managed real estate properties, principally in the restaurant industry. Mr. Gaunce has been a Papa John's franchisee since 1991.

        Jack A. Laughery.    Mr. Laughery is a restaurant investor and consultant, and has been a Papa John's franchisee since 1992. From 1990 until his retirement in 1994, Mr. Laughery was Chairman of Hardee's Food Systems, Inc. From 1962 to 1990, Mr. Laughery was employed by Hardee's Food Systems, Inc., retiring as Chief Executive Officer in 1990. Mr. Laughery serves on the boards of directors of Mass Mutual Corporate Investors and Mass Mutual Participation Investors.

        Michael W. Pierce.    Since 1987, Mr. Pierce has been President of Arkansas Investment Group, Inc., which owns real estate in central Arkansas. Since 1992, Mr. Pierce has been President of Arkansas Pizza Group, Inc., a Papa John's franchisee. Since 1996, Mr. Pierce has been President of Missouri Pizza Group, LLC, a Papa John's franchisee, and Highbar Management Group, Inc., which provides management services. Since 1998, Mr. Pierce has been the managing member of Oklahoma Pizza Group, LLC, a Papa John's franchisee. From 1974 to 1985, Mr. Pierce was involved in real estate development and construction, including development of restaurant properties.

        Charles W. Schnatter.    Charles Schnatter has served as Secretary of the Company since 1991, has been a Senior Vice President since 1993, and in February 2001 was named Chief Development Officer. He served as General Counsel of the Company from 1991 until March 2002. From 1988 to 1991, he was an attorney with Greenebaum Doll & McDonald PLLC, Louisville, Kentucky, a law firm that provides legal services to the Company. He was a Papa John's franchisee from 1989 to 1997, and has been a franchisee since 1999. Mr. Schnatter served on the board of directors of PJ America, Inc. (now PJ United, Inc.), a Papa John's franchisee, until March 2001.

        Richard F. Sherman.    Mr. Sherman is a private investor who has been a Papa John's franchisee, and a consultant to the Company, since 1991. From 1987 to 1991, Mr. Sherman was Chairman and President of Rally's Hamburgers, Inc. From 1984 to 1987, Mr. Sherman was President and a director of Church's Chicken, Inc. From 1971 to 1984, Mr. Sherman was Group Executive Vice President and Director of Hardee's Food Systems, Inc. and its parent, Imasco USA, Inc. Mr. Sherman serves on the board of directors of Reed's Jewelers, Inc., and is Chairman of the board of directors of PJ United, Inc.

        John and Charles Schnatter are brothers. There are no other family relationships among the Company's directors, executive officers and other key personnel.

Meetings of the Board of Directors

        The Board met on nine occasions during 2001. Each director attended at least 75% of the meetings of the Board and the Board committees on which he served during his period of service in 2001.

Committees of the Board of Directors

        In addition to an Executive Committee, which is comprised of John Schnatter, Charles Schnatter and Richard Sherman, the Board of Directors has standing Compensation, Audit and Nominating committees.

        Compensation Committee.    The Compensation Committee is comprised of Messrs. Gaunce and Laughery. The functions of the Compensation Committee are to review and approve annual salaries and bonuses for all corporate officers and management personnel; review, approve and recommend to the Board of Directors the terms and conditions of all employee benefit plans; and administer the 1993 Stock Ownership Incentive Plan and the 1999 Team Member Stock Ownership Plan. The Compensation Committee met five times in 2001. See "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION."

        Audit Committee.    The Audit Committee is comprised of Messrs. Frazier, Laughery and Pierce. The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent auditors of the Company, discuss and review the scope and the fees of the prospective annual audit and review the audit results with the independent auditors, review and approve non-audit services of the independent auditors, review compliance with accounting and financial policies of the Company, review the adequacy of the financial organization of the Company and review management's procedures and policies relative to the adequacy of the Company's internal accounting controls and compliance with federal and state laws relating to accounting practices. The Audit Committee met four times in 2001. See "AUDIT COMMITTEE REPORT."

        Nominating Committee.    The Nominating Committee is comprised of Messrs. Gaunce, Laughery and Pierce. The principal functions of the Nominating Committee are to recommend to the Board nominees for director to be elected by the Company's stockholders or elected by the Board to fill vacancies, and nominees for selection to membership on the Board's various committees. The Nominating Committee recommended Mr. Frazier's appointment to the Board in July 2001 as well as the nominations of Messrs. John Schnatter, Frazier and Oney for election to the Board at the 2002 Annual Meeting.

Compensation of Directors

        In April 2001 the Board adopted a compensation program for non-employee directors (the "Director Compensation Program"), providing for cash compensation based on attendance at Board and committee meetings. Under the terms of the Director Compensation Program, non-employee directors receive a fee of $5,000 for each Board meeting attended in person and $1,000 for telephonic participation. Non-employee Board committee members receive $500 for participating in each committee meeting, but no additional compensation for participating in committee meetings scheduled in conjunction with Board meetings.

        In July 2001 the Board adopted an amendment to the Company's 1993 Stock Option Plan for Non-Employee Directors (the "Director Option Plan"). The amendment provides that no grants or awards of options under the Director Option Plan shall be made to a non-employee director if the

Company has in effect any other director compensation program applicable to such director (other than for reimbursement of expenses), unless the compensation program specifically provides otherwise. The Director Compensation Program does not provide that any options may be awarded under the Director Option Plan to a director compensated under the Director Compensation Program. Non-employee directors who serve on the Executive Committee of the Board and are not compensated under the Director Compensation Program receive an annual award of 7,500 options under the Director Option Plan.

        If Director Option Plan grants were permitted by the Director Compensation Program, non-employee directors who do not otherwise hold options to purchase shares of Common Stock upon their initial election to the Board of Directors would be awarded options to purchase 27,000 shares of Common Stock upon joining the Board. Each non-employee director (regardless of option ownership) would then be eligible to receive options for an additional 13,500 shares after each three years of continuous Board service.

        Non-employee directors also receive reimbursement of reasonable out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings. Directors who are employees of the Company do not receive additional compensation for services rendered as a director.

EXECUTIVE COMPENSATION

        The following table sets forth information concerning the annual and long-term compensation paid, earned or accrued by the Company's Chief Executive Officer and its next four most highly compensated executive officers for services rendered in all capacities to the Company for the years indicated.

SUMMARY COMPENSATION TABLE

			Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation ($)(1)			Securities Underlying Stock Options(#)	All Other Compensations ($)(2)
John H. Schnatter Founder, Chairman, Chief Executive Officer and President	2001 2000 1999	$622,355 229,327 225,000	$112,172 0 0	$	— 61,065 75,213	(3) (3)	20,000 0 35,000	$379,166 183,021 183,002
Robert J. Wadell President, PJ Food Service and Chief Operating Officer	2001 2000 1999	395,962 293,115 230,000	53,339 0 159		— — —		20,000 0 25,000	2,550 2,550 758
Charles W. Schnatter Senior Vice President, Chief Development Officer and Secretary	2001 2000 1999	304,335 224,808 199,519	40,671 15,000 0		— — —		20,000 0 17,500	2,550 1,918 396
Mary Ann Palmer Senior Vice President and Chief Resource Officer	2001 2000 1999	299,352 200,231 165,000	40,538 0 0		— — —		20,000 0 17,500	2,550 2,085 566
Julie Larner Senior Vice President, Chief Administrative Officer and Treasurer	2001 2000 1999	245,962 150,643 136,908	33,337 3,500 3,500		— — —		20,000 0 10,000	2,550 1,411 400

(1)
Except as otherwise indicated, other annual compensation paid to each named executive officer, including perquisites and other personal benefits, did not exceed reporting thresholds.

(2)
The amounts in this column represent:

(a)
For Mr. John Schnatter, premiums advanced by the Company for the purchase of split-dollar life insurance coverage; those premiums will be recovered by the Company out of the cash value or proceeds from the policy. The amount shown for 2001 includes premiums advanced for both 2001 and 2002.

(b)
For the other named officers, the amount of the Company's contribution to the officer's account in the Company's 401(k) defined contribution plan.
(3)
Includes $45,976 in 2000 and $50,860 in 1999 attributable to the Company for payments earned from Papa John's Marketing Fund, Inc., for the use of Mr. Schnatter's image and services in the production and use of Company advertising. See "COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION—Other Transactions." Also includes $6,914 in 2000 and $12,874 in 1999 for automobile allowance and reimbursement of automobile expenses for personal use, and $8,175 in 2000 and $11,238 in 1999 for personal tax preparation and planning.

OPTION GRANTS IN LAST FISCAL YEAR

        The following table sets forth information concerning stock options granted to the named executive officers during the 2001 fiscal year. The Company does not grant stock appreciation rights ("SARs").

Name	Number of Securities Underlying Options Granted(1)	% of Total Opitons Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
					5%($)	10%($)
John H. Schnatter	20,000	9.64%	$22.56	02/16/11	$283,740	$719,140
Robert J. Wadell	20,000	9.64	22.56	02/16/11	283,740	719,140
Charles W. Schnatter	20,000	9.64	22.56	02/16/11	283,740	719,140
Mary Ann Palmer	20,000	9.64	22.56	02/16/11	283,740	719,140
Julie Larner	20,000	9.64	22.56	02/16/11	283,740	719,140

(1)
All options were awarded under the 1999 Team Member Stock Ownership Plan. All options vest immediately in the event of a change in control of the Company and have a term of ten years. The options became exercisable with respect to 55% of the shares on November 16, 2001; the options will become exercisable with respect to the remaining shares in annual installments of 15% each, beginning November 16, 2002.

(2)
Assumed annual appreciation rates are set by the SEC and are not a forecast of future appreciation. The amounts shown are pre-tax and assume the options will be held throughout the entire ten-year term. If Papa John's Common Stock does not increase in value after the grant date of the options, the options are valueless.

AGGREGATED OPTION EXERCISES IN LAST
FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

        Set forth below is information with respect to option exercises by the named executive officers in the 2001 fiscal year and unexercised stock options held by the named executive officers at the end of the Company's 2001 fiscal year. There were no SARs outstanding at the 2001 fiscal year-end.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)
					Value of Unexercised In-the-Money Options at Fiscal Year-End($)(2)
Name	Shares Acquired On Exercise	Value Realized ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John H. Schnatter	0	—	287,778	25,000	$1,387,241	$117,313
Robert J. Wadell	0	—	109,000	21,000	222,094	98,573
Charles W. Schnatter	0	—	157,002	18,000	612,127	84,518
Mary Ann Palmer	0	—	60,500	18,000	164,655	84,518
Julie Larner	0	—	43,346	15,000	207,138	70,463

(1)
The Value Realized represents the difference between the fair market value on the date of exercise and the total option exercise price.

(2)
Based on the difference between the option exercise price and the last reported sale price of the Common Stock ($28.31) as reported on The Nasdaq Stock Market on December 28, 2001, the last trading day of the Company's 2001 fiscal year.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The following report includes a discussion of the Compensation Committee's philosophy on executive compensation, the primary components of the Company's compensation program and a description of the Chief Executive Officer's compensation package during 2001. The Committee held five meetings during fiscal year 2001.

        Compensation Principles.    The Compensation Committee is responsible for advising the Board of Directors on matters relating to the compensation of the Company's executive officers and administering the Company's incentive compensation and stock option plans. The Committee believes the following principles are important in compensating executive officers:

  •
  Base compensation awarded by the Company should be effective in attracting, motivating and retaining key executives.

  •
  Incentive compensation should be awarded based on the achievement of identified goals for the Company, as well as on individual scope of responsibilities and performance.

  •
  Executive officers should have an equity interest in the Company to encourage them to manage the Company for the long-term benefit of stockholders.

        The Company's executive officers are compensated through a combination of salary and, from time to time, bonuses and stock option awards. Each form of compensation is discussed below.

        Annual Salary.    The Committee reviews salary levels of the Chief Executive Officer and the Company's other officers on an annual basis, and makes adjustments as appropriate or necessary to keep employees motivated. In February 2001, in connection with the restructuring of certain management positions, the Committee approved executive salaries for 2001 based upon market pricing information, together with consideration of each officer's scope of responsibilities and individual performance, as well as the importance of the position to the implementation of the Company's strategies. The Committee also considered the recommendations of the Chief Executive Officer with respect to the salary levels of other executive officers.

        Bonus Program.    In February 2001, the Committee approved a new Management Incentive Plan (the "Incentive Plan") designed to reward executive and other officers and certain management personnel for the achievement of certain corporate goals. For 2001, the Committee established target funding levels for the Incentive Plan based upon the Company's earnings per share of common stock. The Incentive Plan contemplates aggregate quarterly and annual incentive "pools," each calculated for 2001 based upon the Company's earnings per share exceeding each quarterly or annual target. A prescribed formula is used to allocate the Incentive Plan pools among participants, including executive officers, based primarily upon the relative strategic importance of the participant's position in the Company. Individual Incentive Plan awards may be reduced to reflect individual performance.

        During 2001, certain officers and employees within the Company's restaurant operations, development and commissary areas, including one executive officer, were eligible to receive bonuses based on the attainment of operational goals during the fiscal year. The operational goals include targeted sales and profits at the restaurant or commissary level, or on a Company-wide basis, depending upon the employee's position, or the development or opening of a targeted number of Company-owned or franchised restaurants.

        Stock Option Awards.    In February 2001, the Committee approved stock option awards under the Company's 1999 Team Member Stock Ownership Plan to certain officers, including all executive officers, based upon recommendations from the Chief Executive Officer in light of overall performance and the scope and strategic importance of their responsibilities. Option shares equal to 55% of each total award vested in November 2001; the options will become exercisable with respect to the remaining shares in three annual installments of 15% each, commencing November 2002. One executive officer also received a stock option award in 2001 upon commencement of his employment with the Company; that option vests in five annual installments of 20% each.

        Compensation of Chief Executive Officer.    The Committee determined the salary, bonus and stock option awards received by John H. Schnatter, Founder, Chairman of the Board, Chief Executive Officer and President of the Company, for services rendered in 2001.

        In January 2001, the Board of Directors appointed Mr. Schnatter to the additional position of President of the Company. Based upon market pricing information, consistent with the compensation policies and components described above, and in light of Mr. Schnatter's increased scope of responsibilities, in February 2001 the Committee approved an increase in his base annual salary to $701,000.

        Mr. Schnatter received a total of $112,172 under the Incentive Plan in 2001. Payments were made to Incentive Plan participants, including Mr. Schnatter, based upon the Company's earnings per share exceeding target levels established by the Committee for two quarters of the Company's fiscal year. The Company did not exceed the Committee's earnings per share targets for the remaining two quarters, or for the full fiscal year 2001; accordingly, no quarterly or annual payments were made under the Incentive Plan for those periods.

        The Committee approved a stock option award to Mr. Schnatter for 20,000 shares in 2001, the same level of award made to each of the executive officers named in the Summary Compensation Table.

        OBRA Deductibility Limitation.    The Omnibus Budget Reconciliation Act of 1993 ("OBRA") limits the deduction by public companies of compensation of certain executive officers to $1 million per year, per executive officer, unless certain criteria are met. It is the Company's policy to comply whenever appropriate and possible with the requirements of OBRA applicable to the qualification of any such compensation for deductibility, and the Committee continues to review issues relating to this compensation deduction limitation.

COMPENSATION COMMITTEE
Jack A. Laughery, Chairman O. Wayne Gaunce

AUDIT COMMITTEE REPORT

        Securities and Exchange Commission rules that took effect in 2000 require that for all votes of stockholders the proxy statement include a report of the Audit Committee addressing several matters identified in the rules. In addition, the SEC requires that any written charter adopted by the Audit Committee be included as an attachment to the proxy statement at least once every three years. The Audit Committee adopted an updated written charter in 2000, a copy of which was included in the proxy statement issued in connection with the Company's 2001 annual meeting of stockholders.

        Under its charter, the Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the financial reporting process, including the systems of internal controls. The Company's independent auditors, Ernst & Young LLP, are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report on those financial statements.

        In fulfilling its oversight responsibilities, the Committee reviews the consolidated audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. The Committee has reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards (SAS) No. 61 (Communication with Audit Committees). In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by Independence Standards Board (ISB) Standard No. 1 (Independence Discussions with Audit Committees), and considered the compatibility of nonaudit services with the auditors' independence.

        The Committee held four meetings during fiscal year 2001. The Committee discussed with the Company's independent auditors the overall scope and plans for their audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. Additionally, the Committee's Chairman, as a representative of the Committee, corresponds with the independent auditors prior to public release of the Company's quarterly earnings announcement.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 30, 2001, for filing with the SEC. The Committee and the Board have also recommended, subject to shareholder approval, the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 29, 2002.

AUDIT COMMITTEE
Michael W. Pierce, Chairman Owsley Brown Frazier Jack A. Laughery

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Immediately prior to its initial public offering of Common Stock in 1993, the Company's Board of Directors adopted a policy requiring that all future transactions with affiliates be on terms comparable to those that the Company could obtain from unaffiliated third parties. In addition, the policy requires that all such transactions be approved by a majority of the members of the Board who are not officers or employees of the Company and who do not have an interest in the transaction.

        The current members of the Compensation Committee, Messrs. Gaunce and Laughery, are franchisees of the Company. Set forth below is a description of transactions during the Company's last fiscal year involving these directors, as well as other directors and executive officers of the Company.

Franchise and Development Arrangements

        Prior to the Company's initial public offering of Common Stock in 1993, certain executive officers and directors of the Company acquired equity interests in entities that were franchisees of the Company and that had rights to develop Papa John's restaurants. Certain of the entities acquired development rights at reduced development fees and also pay a reduced franchise fee when each restaurant is opened. However, such entities pay royalties at the same rate as other franchisees. The Company has entered into additional franchise and development agreements with non-employee directors and executive officers of the Company and entities in which they have an equity interest, and may continue to do so in the future. It is expected that any such arrangements will be on terms no more favorable than with independent third parties.

        Set forth below is a description of franchise and development arrangements between the Company and entities in which the Company's executive officers and directors, as well as their immediate family members, have an equity interest as of the end of the fiscal year or had an equity interest prior to an acquisition of the entity, and the amount of franchise fees, development fees and royalties earned by or paid to the Company from such entities during the last fiscal year. Such entities also purchase various food and other products from the Company's commissary system and may purchase from the Company the equipment and other items needed to open a Papa John's restaurant. All such purchases and sales are made on terms and at rates identical to those that may be obtained from the Company by an independent franchisee.

Name and Percentage Owned	Franchise Entity—Amounts Earned
John H. Schnatter (76.0%) Annette Schnatter (24.0%)	Joe K Corporation—Operates one restaurant in Louisville, Kentucky. Paid royalties of $45,070 in 2001. John and Annette Schnatter are husband and wife.
Richard F. Sherman (79.8%) John H. Schnatter (8.8%)	Sherfiz, Inc.—Operates one restaurant in Ohio. Paid royalties of $44,183 in 2001.
Richard F. Sherman (72.0%) John H. Schnatter (8.0%)	Sherfiz II, Inc.—Operates one restaurant in Ohio and one in West Virginia. Paid royalties of $63,720 in 2001.
Richard F. Sherman (72.0%) John H. Schnatter (8.0%)	P.J. Cambridge, Inc.—Operates one restaurant in Ohio and two in West Virginia. Paid royalties of $82,482 in 2001.
Richard F. Sherman (72.0%) John H. Schnatter (8.0%)	PJ Union Town, Inc. (1)—Operated one restaurant in Pennsylvania. Paid royalties of $7,414 in 2001.
Charles W. Schnatter (22.2%) Richard J. Emmett (22.2%) Timothy C. O'Hern (28.2%)	Capital Pizza, Inc.—Operates 11 restaurants in Illinois and Indiana. Paid royalties of $279,985 in 2001. Messrs. Emmett and O'Hern are also executive officers of the Company.
Wade S. and Elizabeth Oney (100%)
Bam-Bam Pizza, Inc.—Operates 20 restaurants in Florida. Franchise and development fees earned by the Company in 2001 were $40,000. Paid royalties of $704,544 in 2001. Wade and Elizabeth Oney are husband and wife.
Wade S. Oney (100%)	L-N-W Pizza, Inc.—Operates 12 restaurants in Florida. Paid royalties of $517,215 in 2001.
Wade S. Oney (50.0%)	Brown's Pizza, Inc.—Operates two restaurants in Florida. Paid royalties of $73,793 in 2001.
Wade S. Oney (35.0%)	Eagle Eye Pizza, Inc.—Operates three restaurants in Oregon. Paid royalties of $68,511 in 2001.
Jack A. Laughery (12.0%) Richard F. Sherman (2.8%) Nicholas Sherman (5.8%) Merida Sherman (5.7%)
PJ United, Inc. and subsidiaries (2)—Operate 153 restaurants in Alabama, California, Louisiana, Ohio, Oregon, Texas, Utah, Virginia and Washington. Franchise and development fees earned by the Company in 2001 were $60,000. Paid royalties of $4,439,490 in 2001. Nicholas and Merida Sherman are the son and daughter, respectively, of Richard Sherman.
Jack A. Laughery (21.2%)	PJIOWA, L.C.— Operates 23 restaurants in Iowa and two restaurants in Illinois. Franchise and development fees earned by the Company in 2001 were $18,500. Paid royalties of $610,594 in 2001.
Jack A. Laughery (18.7%) Helen Laughery (3.3%) Brenda Weinke (1.7%) Kelly Winstead (1.7%) M. Christine Laughery (1.7%) Sarah McCauley (1.7%)
Houston Pizza Venture, LP—Operates 60 restaurants in Texas. Franchise and development fees earned by the Company in 2001 were $81,000. Paid royalties of $1,727,649 in 2001. Jack and Helen Laughery are husband and wife, and the other persons named are his daughters.
Jack A. Laughery (25.0%)	PJ New England, LLC (3)— Operated 23 restaurants in Connecticut, Massachusetts, Rhode Island and New Hampshire. No royalties were paid in 2001.

Name and Percentage Owned	Franchise Entity—Amounts Earned
Michael W. Pierce (75.0%)	Missouri Pizza Group, LLC—Operates six restaurants in Missouri. Paid royalties of $187,047 in 2001.
Michael W. Pierce (75.0%) Carla Pierce (10.0%)
Arkansas Pizza Group, Inc. —Operates 15 restaurants in Arkansas. Franchise and development fees earned by the Company in 2001 were $5,000. Paid royalties of $361,166 in 2001. Michael and Carla Pierce are husband and wife.
Michael W. Pierce (95.0%)	Oklahoma Pizza Group, LLC—Operates ten restaurants in Oklahoma. Paid royalties of $239,254 in 2001.
Wayne Gaunce (25.7%) Patrick Gaunce (35.0%)	Gaunce Management, Inc—Operates 30 restaurants in Alabama, Illinois, Kentucky, Mississippi, Missouri and Tennessee. Paid royalties of $999,989 in 2001. Patrick Gaunce is the son of Wayne Gaunce.
Wayne Gaunce (25.3%) Patrick Gaunce (35.0%)	OWG, Inc.—Operates one restaurant in Alabama. Paid royalties of $30,053 in 2001.
Wayne Gaunce (15.2%) Patrick Gaunce (21.0%)	Texas P.B., Inc.—Operates six restaurants in Texas. Paid royalties of $230,273 in 2001.
Wayne Gaunce (12.7%) Patrick Gaunce (17.5%)	Michigan Restaurant Group, Inc.—Operates nine restaurants in Michigan. Paid royalties of $310,515 in 2001.
Wayne Gaunce (12.7%) Patrick Gaunce (18.2%)	Camelback Pizza, Inc.—Operates 40 restaurants in Arizona. Franchise and development fees earned by the Company in 2001 were $50,000. Paid royalties of $1,044,265 in 2001.
Wayne Gaunce (8.5%) Patrick Gaunce (11.7%)	Mountain Valley, Inc.—Operates seven restaurants in Idaho. Paid royalties of $125,124 in 2001.
Patrick Gaunce (100%)	SPG, Inc.—Operates two restaurants in Kentucky. Paid royalties of $98,315 in 2001.
Wayne Gaunce (8.4%) Patrick Gaunce (20.1%)	Mirage Pizza, Inc.—Operates five restaurants in Arizona. Paid royalties of $141,450 in 2001.

(1)
PJ Uniontown, Inc., was acquired by another franchisee in June 2001.

(2)
Pizza Caribe, Inc., a subsidiary of PJ United, Inc., was acquired by another franchisee in November 2001.

(3)
PJ New England, LLC was dissolved in 2001 as a result of the closure of 18 stores and the acquisition of five stores by other franchisees.

Franchisee Loan Program

        Since 1996, Capital Delivery, Ltd., a wholly owned subsidiary of the Company, has extended loans to selected franchisees from time to time for use in the construction and development of their restaurants. Loans under the program bear interest at fixed or floating rates, and are generally secured by the fixtures, equipment, signage and, where applicable, the land of each restaurant, the ownership interests in the franchisee and, in certain circumstances, guarantees of the franchisee owners. Under the terms of a typical applicable loan agreement, interest only is payable over the term of the loan, generally 12 to 24 months; thereafter, if the loan is not in default, the franchisee may convert the loan to a term loan with principal and interest payable monthly, amortized over a four- to six-year term.

        Set forth below is a description of franchisee loan transactions between Capital Delivery, Ltd., and entities in which the Company's executive officers and directors, as well as their immediate family members, have an equity interest; the largest aggregate amount outstanding during 2001; and the amount outstanding and the applicable rate of interest on such loans as of March 15, 2002.

Name and Percentage Owned	Franchise	Largest Principal Amount Outstanding In Fiscal Year	Principal Amount Outstanding	Interest Rate(1)
Michael W. Pierce (75.0%) Carla Pierce (10.0%)	Arkansas Pizza Group, Inc.	$50,000	$50,000	5.75%
Michael W. Pierce (75.0%)	Missouri Pizza Group, LLC	410,447 200,000	144,433 200,000	9.50% 5.75%
Michael W. Pierce (95.0%)	Oklahoma Pizza Group, LLC	200,000	200,000	5.75%

(1)
Applicable interest rate as of March 15, 2002.

Employment Agreement

        Wade Oney served as Chief Operating Officer of the Company from 1997 until he relinquished that position in 2000. Mr. Oney remains a director and franchisee of the Company, and continues to serve as an employee working on special projects. Under the terms of Mr. Oney's arrangement with the Company, he receives an annual salary of $75,000 and is eligible to earn an annual bonus of up to $25,000.

Consulting Agreement

        The Company and Mr. Sherman are parties to a 1991 consulting agreement, as amended (the "Consulting Agreement"), pursuant to which the Company pays Mr. Sherman a monthly consulting fee of $12,000, and provides him with group health insurance. The total amount paid to Mr. Sherman in 2001 under the Consulting Agreement was $144,000, and the value of group health benefits provided to Mr. Sherman in 2001 was $3,184. Mr. Sherman is also entitled to compensation at a rate of $157 per hour for each hour of consulting service provided in excess of 30 hours per month. After termination of the Consulting Agreement, Mr. Sherman has agreed not to compete with the Company in any capacity for a period of twelve months, and in any business that offers pizza on a delivery basis anywhere in the United States for a period of two years.

Other Transactions

        During 2001, John Schnatter, the Company's Founder and Chief Executive Officer, earned from Papa John's Marketing Fund, Inc. (the "Marketing Fund"), a total of $60,341 for the use of his image and services in the production and use of certain electronic and print advertisements. Mr. Schnatter's minor children also earned a total of $1,436 from the Marketing Fund for the use of their images and services in certain advertisements. The Marketing Fund, a nonprofit corporation formed primarily to support local, regional and national marketing efforts of the Company and its franchisees, is funded by assessment of a percentage of sales generated by both Company-owned and franchised restaurants. Included in the amount earned by Mr. Schnatter in 2001 from the Marketing Fund were $37,500 as a retainer, which was discontinued during 2001, and $22,841 for residuals from the broadcast of certain television commercials in which he appeared. The Company has guaranteed up to $3.0 million of external bank borrowings by the Marketing Fund. In 2001, Company-owned restaurants contributed 24.7 percent of the total contributions to the Marketing Fund from all Papa John's restaurants.

        During 2001, the Company paid $442,712 to Hampton Airways, Inc. ("Hampton"), for charter aircraft services. Included in the amount paid to Hampton is $25,101 for use of a charter aircraft owned by RFS Aviation Corporation ("RFS"). Hampton's sole shareholder is John Schnatter. RFS's sole shareholder is Richard F. Sherman. The Company believes the rates charged to the Company were at or below rates that could have been obtained from an independent third party for similar aircraft.

        Effective December 27, 1999, the Papa John's Franchise Advisory Council, an advisory group including Papa John's franchisees that meets periodically to discuss issues of importance to the Company and its franchisees, initiated a program that allows the cost of cheese to Papa John's restaurants to be established on a quarterly basis. Certain franchisees of the Company formed a corporation, BIBP Commodities, Inc. ("BIBP"), that purchases cheese at the prevailing market price and sells it to the Company's distribution subsidiary, PJ Food Service, Inc. ("PJFS"), at a fixed quarterly price based in part upon historical average market prices. PJFS in turn sells cheese to Papa John's restaurants at a set quarterly price. The purchase of cheese by PJFS from BIBP is not guaranteed. Capital Delivery, Ltd., a wholly owned subsidiary of the Company, has made available a $7.6 million line of credit to BIBP to fund cash deficits as they may arise; as of March 15, 2002, no extensions of credit under the line were outstanding. The Company has guaranteed up to $2.0 million of external bank borrowings by BIBP. Among the shareholders of BIBP are the following: Wade Oney (9.09%), a franchisee entity owned in part by Michael Pierce (9.09%), a franchisee entity owned in part by Wayne Gaunce (18.18%), and a franchisee entity owned in part by Richard Sherman and Jack Laughery (18.18%). BIBP has paid its shareholders a total annual dividend equal to eight percent of each shareholder's initial investment; payment of future dividends is at the discretion of BIBP's board of directors and will depend upon the financial condition of BIBP and general business conditions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission. Based on a review of these reports and written representations from the reporting persons, the Company believes that all applicable Section 16(a) reporting requirements were complied with for all Common Stock transactions in 2001.

STOCK PERFORMANCE GRAPH

        The following performance graph compares the cumulative total return of the Company's Common Stock to the NASDAQ Stock Market (U.S.) Index and a group of the Company's peers consisting of U.S. companies listed on NASDAQ with standard industry classification (SIC) codes 5800-5899 (Eating and drinking places). Relative performance is compared for the five-year period from December 29, 1996, to December 30, 2001, each the last day of the Company's fiscal year. The graph assumes that the value of the investments in the Company's Common Stock and in each index was $100 at December 29, 1996, and that all dividends were reinvested.

(EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC)

CRSP Total Returns Index for:	12/1996	12/1997	12/1998	12/1999	12/2000	12/2001
Papa John's International, Inc.	100.0	97.5	125.9	72.6	68.3	86.9
Nasdaq Stock Market (US Companies)	100.0	117.7	170.2	312.6	192.8	155.9
NASDAQ Stocks (SIC 5800-5899 US Companies) Eating and drinking places	100.0	84.9	75.9	60.9	89.3	105.6

Notes:

  A.
  The lines represent monthly index levels derived from compounded daily returns that include all dividends.

  B.
  The indexes are reweighted daily, using the market capitalization on the previous trading day.

  C.
  If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

  D.
  The index level for all series was set to $100.0 on 12/27/1996.

2. RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

        Subject to ratification by the stockholders of the Company, the Board of Directors has reappointed Ernst & Young LLP, independent auditors, to examine the consolidated financial statements of the Company for the fiscal year ending December 29, 2002. Ernst & Young LLP has audited the Company's financial statements since 1991. Fees paid to Ernst & Young LLP by the Company in 2001 were as follows: $183,327 for the annual audit and quarterly reviews; $56,012 for audit-related services; and $245,651 for nonaudit services, primarily consisting of tax services.

        Representatives of Ernst & Young LLP will be present at the Annual Meeting to make a statement if they desire to do so and respond to questions by stockholders. The affirmative vote of a majority of the shares represented at the meeting is required for the ratification of the Board's selection of Ernst & Young LLP as the Company's independent auditors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

OTHER BUSINESS

        The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting and routine matters incident to the conduct of the meeting. If any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy, or their substitutes, intend to vote on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS

        In order for a stockholder proposal to be considered for inclusion in the Company's proxy statement for next year's Annual Meeting, the written proposal must be received by the Company no later than December 10, 2002. Such proposals also will need to comply with Securities and Exchange Commission regulations regarding the including of stockholder proposals in Company-sponsored proxy materials. Similarly, in order for a stockholder proposal to be introduced at next year's Annual Meeting, written notice must be received by the Company not less than 60 days prior to the scheduled date of the meeting. All stockholder proposals also must comply with certain requirements set forth in the Company's Certificate of Incorporation. A copy of the Certificate of Incorporation may be obtained by written request to the Secretary of the Company at the Company's principal offices at P.O. Box 99900, Louisville, Kentucky 40269-0900.

ANNUAL REPORT

        The Company's Annual Report to Stockholders for the fiscal year ended December 30, 2001, accompanies this Proxy Statement.

By Order of the Board of Directors
/s/ CHARLES W. SCHNATTER Charles W. Schnatter Senior Vice President, Chief Development Officer and Secretary
Louisville, Kentucky April 8, 2002

DETACH HERE

PAPA JOHN'S INTERNATIONAL, INC.
P.O. Box 99900, Louisville, Kentucky 40269-0900
Annual Meeting of Stockholders
This Proxy is Solicited on Behalf of the Board of Directors

        The undersigned, a stockholder of PAPA JOHN'S INTERNATIONAL, INC., a Delaware corporation (the "Company"), hereby constitutes and appoints CHARLES W. SCHNATTER and KENNETH M. COX, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all shares of the Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Company's corporate offices at 2002 Papa John's Boulevard, Louisville, Kentucky, on Thursday, May 16, 2002, at 11:00 A.M. (E.D.T.) and at any adjournment thereof.

The undersigned hereby instructs said proxies or their substitutes:

  (1)
  ELECTION OF DIRECTORS: John H. Schnatter, Owsley Brown Frazier, Wade S. Oney
☐ FOR the above-named nominees	☐ WITHHOLD AUTHORITY to vote for the above-named nominees
INSTRUCTION:	To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:
  (2)
  Ratification of the Selection of Independent Auditors: To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the 2002 fiscal year.
☐ FOR	☐ AGAINST	☐ ABSTAIN
  (3)
  Discretionary Authority: To vote with discretionary authority with respect to all other matters which may properly come before the Annual Meeting.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREINBEFORE GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN ITEM 1 AND FOR THE PROPOSAL SET FORTH IN ITEM 2. MANAGEMENT RECOMMENDS A VOTE FOR THE ABOVE MATTERS.

(Continued, and to be signed on other side)

DETACH HERE

(Continued from other side)

The undersigned hereby revokes all proxies heretofore given and ratifies and confirms all that the proxies appointed hereby, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated April 8, 2002, and a copy of the Company's Annual Report for the fiscal year ended December 30, 2001.

Signature	Date

Signature (if held jointly)	Date
Please sign exactly as name appears on proxy. If shares are held by joint tenants, all parties in the joint tenancy must sign. When signing as attorney, executor, administrator, trustee or guardian, state capacity. If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.

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